UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Packaging Corporation of America
(Name of Registrant as Specified in Its Charter)

Registrant
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACKAGING CORPORATION OF AMERICA

March 23, 2012

Dear PCA Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders to be held at our corporate office, located at 1955 West Field Court, Lake Forest, Illinois, on Tuesday, May 8, 2012 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2011 Annual Report to Stockholders.

It is important to ensure that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card.

Sincerely,

Paul T. Stecko Executive Chairman

Mark W. Kowlzan Chief Executive Officer

PACKAGING CORPORATION OF AMERICA

1955 West Field Court

Lake Forest, Illinois 60045

(847) 482-3000

NOTICE OF THE

2012 ANNUAL MEETING OF STOCKHOLDERS

May 8, 2012

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1955 West Field Court, Lake Forest, Illinois, on Tuesday, May 8, 2012, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the nine nominees for director named in the proxy statement for a one-year term to expire at the 2013 Annual Meeting of Stockholders;

•	vote on a non-binding proposal to approve our executive compensation;

•	ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 12, 2012 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Kent A. Pflederer

Vice President, General Counsel and

Corporate Secretary

March 23, 2012

PACKAGING CORPORATION OF AMERICA

1955 West Field Court

Lake Forest, Illinois 60045

(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2012 Annual Meeting of Stockholders to be held on May 8, 2012, at 8:30 a.m., central time, at our corporate office located at 1955 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 23, 2012 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2013 Annual Meeting of Stockholders (Item 1);

•	voting on a non-binding proposal to approve our executive compensation (Item 2); and

•	ratifying the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors (Item 3).

What are the voting recommendations of the Board of Directors?

The board of directors recommends that you vote your shares:

•	FOR each of the director nominees (Item 1);

•	FOR approval of our executive compensation (Item 2); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors (Item 3).

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 12, 2012, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of March 7, 2012, we had 98,674,442 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received instructions from the beneficial owner. We expect that nominees will not have discretionary authority for Items 1 and 2 and will have discretionary authority for Item 3.

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated, for approval of our executive compensation and for the ratification of the appointment of Ernst & Young LLP. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Employee Stock Ownership Plan (which holds the PCA common stock in the Packaging Corporation of America Retirement Savings Plan for

Salaried Employees) or the PCA Common Stock Fund in the Packaging Corporation of America Thrift Plan for Hourly Employees, you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

Greatbanc Trust Company (“GTC”) has the responsibility for monitoring the continued investment of PCA common stock held in the plans. GTC is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by GTC, in its discretion.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

If your shares are held in the 401(k) plans, you may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than May 3, 2012.

What vote is required to approve each item?

Election of Directors.   A plurality of the voting power present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director (Item 1). Accordingly, the nine nominees receiving the most votes will be elected to the board. Only shares that are voted in favor of a particular nominee will be counted towards that nominee’s achievement of a plurality. Shares present at the annual meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and “broker non-votes” will not be counted towards such nominee’s achievement of a plurality.

Other Matters.   The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to approve the matters in Items 2 and 3. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker “non-votes,” if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of

$8,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 8, 2012

This proxy statement and our 2011 Annual Report to Stockholders are available at www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board of directors has nine members, all of whom are elected annually. The nine nominees named below are proposed to be elected at this annual meeting to serve until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you indicate that your vote should be withheld. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Paul T. Stecko is 67 years old and has served as Executive Chairman of PCA since July 2010. Mr. Stecko served as Chief Executive Officer of PCA from January 1999 to July 2010 and as chairman of PCA’s board of directors since March 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc., Smurfit Kappa Group Limited and State Farm Mutual Insurance Company. Mr. Stecko was chosen to serve on our board primarily for his extensive experience in our industry and general business experience, including more than ten successful years as our chairman and chief executive officer.

Cheryl K. Beebe is 56 years old and has served as a director of PCA since May 2008. Ms. Beebe is the Executive Vice President and Chief Financial Officer of Corn Products International, Inc., a manufacturer and seller of a number of ingredients to food and industrial customers, has served as Chief Financial Officer since February 2004 and has been employed by Corn Products International since 1997. Ms. Beebe previously served as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International Inc.’s (now named Unilever BestFoods) Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993. From 1980 to 1993, she served in various financial positions in CPC’s U.S. consumer food business, North American audit group and worldwide corporate treasury function. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and the strategic and business issues and risks similar to those facing PCA.

Hasan Jameel is 57 years old and has served as a director of PCA since May 2008. Dr. Jameel is the Ellis Signe Olsen Professor of pulp and paper technology at North Carolina State University. He has served on the faculty at North Carolina State University since 1987. From 1979 to 1987, he was employed by International Paper Company at its corporate research center and in its mill operations. In March 2007, Dr. Jameel was named a TAPPI fellow, which is an award given to individuals who have made extraordinary technical or service contributions to the pulp and paper industry and/or TAPPI. TAPPI is the leading association for the worldwide pulp, paper and converting industries. Dr. Jameel was chosen to serve on our board primarily for his technical expertise in pulp and paper manufacturing and his knowledge of, and familiarity with, paper mill operations, which are core to our business, complemented by his general business acumen.

Mark W. Kowlzan is 57 years old and has served as Chief Executive Officer and a director of PCA since July 2010. From 1998 through June 2010, Mr. Kowlzan led PCA’s containerboard mill system, first as Vice President and General Manager and then as Senior Vice President — Containerboard. From 1996 through 1998, Mr. Kowlzan served in various senior mill-related operating positions with PCA, including as manager of the Counce linerboard mill. Prior to joining PCA, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational and managerial positions within its mill organization. Mr. Kowlzan serves on the board of American Forest & Paper Association. Mr. Kowlzan was chosen to serve on our board primarily for his extensive expertise in our industry, especially in operational, technical and environmental matters, and his familiarity with our business through his leadership of our containerboard mill system and our company.

Robert C. Lyons is 47 years old and has served as a director of PCA since August 2011. Mr. Lyons has served as Chief Financial Officer of GATX Corporation, a rail, marine and industrial equipment leasing company, since November 2004 and as Senior Vice President of GATX since April 2007. Mr. Lyons has been employed by GATX since 1997 and was promoted through the treasury and investor relations departments before being elected Vice President, Investor Relations in 2002. Prior to his employment with GATX, Mr. Lyons worked for the Financial Relations Board and in the corporate banking division of The Bank of Tokyo-Mitsubishi. Mr. Lyons was chosen to serve on our board primarily for his extensive financial and accounting background, experience as a chief financial officer of a public company, and his familiarity with strategic and business issues and risks for companies similarly situated to PCA.

Samuel M. Mencoff is 55 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Forest Products Holdings, LLC (d/b/a Boise Cascade LLC) and Smurfit Kappa Group Limited. Mr. Mencoff has served on the boards of Buckeye Technologies, Inc. and Great Lakes Dredge & Dock Corporation during the past five years. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies as managing director and Co-Chief Executive Officer of Madison Dearborn.

Roger B. Porter is 65 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation and Extra Space Storage Inc. Mr. Porter has served on the board of directors of Pactiv Corporation during the past five years. Mr. Porter was chosen to serve on our board primarily for his perspectives and insights gained through his significant business, governmental and public policy experience.

Thomas S. Souleles is 43 years old and has served as a director of PCA since September 2010, and previously served on PCA’s Board of Directors from 1999 to 2008. Mr. Souleles has been employed principally by Madison Dearborn Partners, LLC since 1995 and currently serves as a Managing Director concentrating on investments in the basic industries sector. Mr. Souleles is a member of the Board of Directors of BWAY Holding Company and Forest Products Holdings, LLC (d/b/a Boise Cascade LLC). Mr. Souleles has served on the boards of directors of Great Lakes Dredge & Dock Corporation and Boise, Inc. during the past five years. Mr. Souleles was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies, including several in the paper and forest products industry, as managing director of Madison Dearborn and his expertise in financial analysis.

James D. Woodrum is 49 years old and has served as a director of PCA since May 2009. Mr. Woodrum has served as a member of the faculty of the Wisconsin School of Business at the University of Wisconsin — Madison and consultant since 2007. Prior to joining the university, from 1984 to 2006, Mr. Woodrum served with Hewitt Associates, a human resources consulting and outsourcing firm, in a variety of positions of increasing responsibility. Mr. Woodrum was chosen to serve on our board primarily for his broad experience in human resources, corporate governance and compensation matters, as well as his experience working with corporate boards and his general business acumen.

On behalf of the board, the nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The committee and the board value diversity as a factor in selecting candidates and believe that the diversity that exists in the board composition is a benefit to PCA. The committee believes that the board as currently composed adequately satisfies the objectives described above, and recommended the nomination of each member for an additional term.

The board of directors unanimously recommends a vote

FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. All of our directors other than Paul T. Stecko, our executive chairman, and Mark W. Kowlzan, our chief executive officer, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 21, 2012 meeting, the committee and the board were not aware of any relationship that would disqualify a non-employee director from being independent. The board and the nominating and governance committee considered the following relationship in making its determination.

We purchase raw materials in the ordinary course of business from Corn Products International, Inc., which employs Ms. Beebe as Executive Vice President and Chief Financial Officer. The amount of 2011 purchases was less than 0.5% of the 2011 sales of each of Corn Products International and PCA. Ms. Beebe is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Ms. Beebe and PCA, and determined her to be independent and eligible to serve on the audit committee.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute seven of the nine nominees for election to the board, are independent: Cheryl K. Beebe, Hasan Jameel, Robert C. Lyons, Samuel M. Mencoff, Roger B. Porter, Thomas S. Souleles and James D. Woodrum. Our former director, Henry F. Frigon, who served through June 2011, was previously determined to be independent and eligible to serve on the audit committee.

2011 Board of Directors Meetings

The board met four times during 2011. All nominees for election at the 2012 annual meeting attended all meetings of the board and the committees on which he or she was a member held during the year. All but one of our directors serving at the time attended the 2011 Annual Meeting of Stockholders, and all of our directors are expected to attend the 2012 Annual Meeting of Stockholders.

Leadership Structure

Mr. Stecko served as our chairman and chief executive officer since our inception in 1999 through July 2010. During Mr. Stecko’s tenure, the roles of chair and chief executive officer were combined because of his significant experience serving on, and leading corporate boards (ours and others), as well as the efficiency and effectiveness of board conduct and proceedings gained from his familiarity with our operations, enabling the board to focus on the most relevant decisions, issues and risks involving the company. With the succession of Mark W. Kowlzan to the chief executive officer position in July 2010, the chairman and chief executive officer roles were split between Mr. Stecko, who remained as chairman, with responsibility for key strategic matters of the company along with board communication and leadership, and Mr. Kowlzan. As both individuals are members of management and executive officers of the company, the advantages described above were retained with greater balance of power and experience between the chairman, the chief executive offer and the remainder of the board.

To help maintain a strong and appropriate independent director presence, the independent members of the board have elected Mr. Mencoff as the “presiding independent director.” The presiding independent director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the presiding independent director has the responsibility to: coordinate with the chairman regarding the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liason between the management directors and independent directors when circumstances dictate; and perform such other functions as the independent directors may designate from time to time. The independent directors regularly meet in executive sessions, and did so four times (i.e., at every board meeting) during 2011.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. The company’s compliance program objectives and achievements are also discussed at least quarterly with the audit committee. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief financial officer, general counsel, executive chairman and chief executive officer, periodically presents and discusses with the board an overall risk assessment focusing on the key risks to PCA. The most recent presentation and discussion occurred at the February 21, 2012 board meeting. Key topics included the assessment of our environmental, health and safety management and compliance programs, our legal compliance programs and objectives, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff, Mr. Souleles and Mr. Woodrum serve on the nominating and governance committee. The committee met two times during 2011.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominees for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments; and

•	review of our corporate governance attributes.

The board sought a new member during the past year, which culminated in the nomination and election of Mr. Lyons at the August 30, 2011 board meeting. Our former independent director, Henry F. Frigon who brought considerable business and leadership experience through long-term service as a chief executive officer and possessed financial expertise, passed away during the year. Accordingly, we sought a new director who possessed those qualities through past and present employment experience. Mr. Lyons was referred to the committee by one of our independent directors serving on the committee. Prior to his nomination, he was interviewed by the chairman of the committee as well as the chairman of our board. In determining to nominate

Mr. Lyons, the committee and the board primarily considered his leadership experience and potential gained through his service in multiple financial positions, including his current position of chief financial officer, at GATX Corporation. For more information on consideration of nominees for our board, see “Other Information — Recommendations for Board Nominated Director Nominees.” The written charter of the committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Compensation Committee

Mr. Woodrum (Chair), Mr. Mencoff, Mr. Porter and Mr. Souleles serve on the compensation committee. Each member of the compensation committee must be a “non-employee director” pursuant to SEC Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. All compensation committee members were determined to satisfy these standards. The committee met five times during 2011.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•

review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other named executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other named executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The written charter of the committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

The agenda for meetings of the committee is determined by its chairman with the assistance of our executive chairman and our general counsel and corporate secretary. The executive chairman and our general counsel and corporate secretary regularly attend committee meetings. At meetings in which compensation decisions are made for the chief executive officer, the executive chairman and the other named executive officers, the committee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors, the executive chairman and the human resources department support the committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation. The compensation committee is composed of directors who are not and have not been our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Audit Committee

Ms. Beebe (Chair), Dr. Jameel and Mr. Lyons serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards.

All committee members, as well as Mr. Porter, who served on the committee through August 2011 and former director, Henry F. Frigon, who served on the committee through June 2011, were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe and Mr. Lyons is an “audit committee financial expert” within the meaning of SEC rules. The committee met nine times during 2011.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls;

•	oversight of our compliance program; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Interested Party, Including Stockholder, Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the presiding independent director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1955 West Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our general counsel. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

PROPOSAL ON EXECUTIVE COMPENSATION

ITEM NO. 2 ON PROXY CARD

We are requesting our stockholders to approve an advisory resolution on the compensation for our named executive officers, which is more fully described in this proxy statement. Please refer to the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement to find information regarding the compensation paid to our named executive officers and a complete discussion of our compensation program.

We believe that our compensation is appropriate, competitive and aligns the interests of management and our shareholders. We believe that our program has been a key factor in driving consistently strong performance in the paper and packaging industry.

The following features are key elements of our compensation program:

•	annual comparative assessments of our compensation against a peer group of similarly-situated companies, in terms of industry and market capitalization;

•	competitive base salaries, perquisites and retirement, health and welfare benefits;

•	annual cash incentive awards determined by our compensation committee based on affordability and key internal and external performance measures; and

•

four-year cliff vesting on our equity awards (vesting in its entirety on the fourth anniversary on the award) to ensure long-term focus and retention, and which has resulted in significant share ownership among our management team.

In 2011, we produced near-record results, including $1.61 of diluted earnings per share excluding special items (compared to our record of $1.62 per share), and outperformed our competitors’ margins. We also achieved record volume in our corrugated products business and successfully executed on key strategic initiatives important to the continued success of our business, including the completion of our energy optimization projects at our linerboard mills and key investments in our corrugated products business. Due to such successful performance, we paid cash incentive awards at 121% of target on average, which represented approximately 101% of the value of our 2011 award payments. The value of annual equity awards also increased from the prior year in large part due to year-over-year stock price increases since awards were made in 2010.

We have determined to hold annual advisory votes on the compensation of our named executive officers until the next required stockholder advisory vote on the frequency of advisory votes on executive compensation. We are asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of PCA’s named executive officers as disclosed in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors and the company. Although non-binding, we will carefully review and consider the voting results when evaluating our executive compensation program.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the advisory resolution approving our executive compensation

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

ITEM NO. 3 ON PROXY CARD

The audit committee has appointed Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2012, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since we were formed in 1999. Representatives of Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of Ernst & Young LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2012

Fees to the Independent Registered Public Accounting Firm

Audit Fees. Fees for audit services totaled approximately $1,507,000 in 2011 and $1,416,000 in 2010, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, and the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations.

Audit-Related Fees. Fees for audit-related services totaled approximately $128,000 in 2011 and $101,000 in 2010. Audit-related services principally include benefit plan audits and accounting consultations services reasonably related to the audit.

Tax Fees. Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to Ernst & Young LLP in 2011 or 2010.

All Other Fees. We did not pay any other fees to Ernst & Young LLP in 2011 or 2010.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services.

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the year ended December 31, 2011, the audit committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with Ernst & Young LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 32001; and

(3) received the written disclosure and letter from Ernst & Young LLP regarding the matters required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at their February 21, 2012 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair

Hasan Jameel

Robert C. Lyons

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation philosophy, policies, plans and programs are under the direction of the compensation committee of our board of directors (referred to in this section as the “committee”). The committee is responsible for determining the compensation elements and amounts paid to the executive officers named in the compensation tables following this Compensation Discussion and Analysis (the “named executive officers”), and reviews the components of their compensation.

Our executive compensation program has been designed to achieve the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Elements of Compensation

The total compensation program for the named executive officers includes base salary, annual, performance-based cash incentive compensation, long-term equity incentive compensation, retirement plans and perquisites. In determining the total compensation paid to the named executive officers, the committee considers both compensation assessments prepared by Meridian Compensation Partners, LLC (as described below) and internal reviews of similar company compensation data, giving particular consideration to comparable peer groups of paper, packaging and related manufacturing companies.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business and the uniqueness of some of our objectives, we believe that this is an important part of the committee’s decision making process.

At the direction of the committee, we have retained Meridian Compensation Partners, LLC, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies. The assessments include the compilation of compensation data from the peer group companies, and the comparison of the compensation of each of our named executive officers relative to similar officers at the peer group companies. Representatives of Meridian and other consultants have not attended meetings of the compensation committee and, other than providing these compensation assessments and general information regarding competitive compensation practices, have not participated in any compensation decisions or the design of our executive compensation program.

The peer group was selected based on a variety of criteria relative to PCA, including relevant products/industry as well as range of size/scope (across such measures as total revenues, net income and market capitalization). The companies selected to be part of the peer group for 2011 were Aptar Group Inc.; Bemis Company; Corn Products International; Nalco Holding Company; Potlatch Corporation; Rock-Tenn Company;

Smurfit-Stone Container Corporation; Sonoco Products Company; and Temple-Inland Inc. This group remained unchanged from the 2010 peer group, other than the removal of one peer company that was acquired during the year.

Meridian completed a compensation assessment using the peer group noted above, using the most recently filed proxy statements to obtain comparative 2010 compensation data. The assessment showed that the base salaries and total cash compensation were below median for Mr. Kowlzan (CEO) and Mr. Walton (senior vice president of sales and marketing) and above median for Mr. Hassfurther (executive vice president of corrugated products business) and Mr. West (CFO). Long-term incentive compensation was below median for each of our named executive officers, other than Mr. Hassfurther, whose long-term incentive compensation was around the median. Total compensation was below the median for each of our named executive officers, other than Mr. Hassfurther, whose total compensation was above the median.

Mr. Stecko has served as our executive chairman since July 2010. His compensation is determined by an employment agreement approved in connection with the execution of our management succession plan transition during 2010 and he no longer receives long-term equity incentive awards.

The committee uses these assessments to help ensure that our executive compensation is both reasonable and competitive. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation.

In light of our 2010 performance, which reflected record earnings and a partial year of compensation increases made for named executive officers in connection with our management succession plan executed during that year, the committee was generally satisfied as to the form and mix of compensation awarded to the named executive officers reflected by the assessment.

Consideration of Stockholder Advisory Vote on Executive Compensation

Last year’s annual meeting was the first at which the company’s executive compensation was submitted to the stockholders for an advisory vote, and the proposal was approved, with over 98% of the stockholders who did not abstain voting in favor of the proposal. The compensation committee recognized these voting results and believed that our compensation program properly served the company’s objectives. Accordingly, the committee did not significantly change the design or objectives of the compensation program during the year as a result of the advisory vote.

Management Succession and Retention Awards

2011 reflected the first full year in which many compensation decisions made in mid-2010 in connection with the execution of our management succession plan are reflected in annual compensation amounts. Key elements of the management succession and those compensation decisions are summarized below:

•

Mr. Kowlzan, the former leader of our containerboard mill operations, was promoted to chief executive officer, and received compensation consistent with our historical compensation arrangements for that position.

•

Mr. Stecko, our former chief executive officer, continued to serve the company as executive chairman under a three-year contract, focusing on strategic matters, shareholder relations and risk management. His base salary remained unchanged in 2011 and his target incentive award was reduced to reflect his new responsibilities. He received a one-time equity award during 2010 at the onset of his agreement, and, beginning in 2011, does not receive annual equity awards.

•

Mr. Hassfurther, the leader of our corrugated products business, and Mr. West, our chief financial officer, received increases to all elements of their compensation reflective of their long-term accomplishments at the company and their increased importance during and beyond the management transition.

During 2011, in connection with the execution of the management succession plan, the compensation committee approved retention awards of 100,000 shares of restricted stock to each of Mr. Kowlzan and Mr. Hassfurther. Under the terms of the agreement under which the awards were made, each of Mr. Kowlzan and Mr. Hassfurther agreed to non-competition and non-solicitation covenants that will expire no later than the third anniversary of the date of the award. One-third of the shares will vest in equal installments on each of the first three anniversaries of the date of the award. The primary purpose of these awards was to ensure their retention over a longer-term period through an appropriate financial incentive and the covenants described above. In making these awards, the committee considered their accomplishments throughout their careers at PCA in building strongly-performing containerboard mill and corrugated products divisions, respectively, and their importance to attaining our future strategic objectives. While the committee considered the potential effect of these awards on aggregate 2011 compensation for each of them, these awards were special in nature and not considered part of our ordinary annual or long-term compensation.

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Each named executive officer position has a base salary range associated with it, and each named executive officer’s base salary is determined within that range, based on factors such as length of service with PCA, responsibilities, years of experience and other factors. Base salary ranges are reviewed against the peer group data and assessments described above. A named executive officer’s base salary is typically set between 80% and 125% of the mid-point of the range. Mr. Hassfurther and Mr. West received a base salary that was around the midpoint of the range. Mr. Kowlzan and Mr. Walton received base salaries below the midpoint of the range because they were relatively new to their positions. The salary ranges for the named executive officers were not changed during the year.

Base salary levels for named executive officers are reviewed annually as part of our performance review process. Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance and are consistent with merit-based increases for the overall salaried employee population. Each named executive officer, other than Mr. Stecko, received a 3% merit-based increase at the beginning of 2011.

Annual Cash Incentive Awards

Each of our named executive officers is eligible to receive annual cash incentive awards under our Performance Incentive Plan. The Performance Incentive Plan provides for compensation that is intended to qualify as “performance based” compensation that is fully tax deductible to PCA under Section 162(m) of the Internal Revenue Code. The purpose of the plan is to reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards that vary according to performance. The named executive officers and certain other executive officers participate in the plan.

Under the plan, on February 22, 2011, the committee established an overall incentive award pool available for participants in the plan equal to 2% of the company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the year, subject to the plan’s overall maximum pool amount of $10,000,000. The committee established a base award amount for each participant equal to each participant’s participation percentage of the pool (determined to be 30% for Mr. Kowlzan, 20% for Mr. Stecko and Mr. Hassfurther, 12.5% for Mr. West and 10% for Mr. Walton) multiplied by the pool amount. The committee has the discretion to reduce, but not increase, the actual award for each participant from his base award amount. In practice, at the same time the incentive award pool is established, the committee establishes target and maximum award levels for each participant, which in no event may exceed the base award amount. The committee also establishes performance measures and other factors for the year that will be considered for purposes of using its discretion to reduce awards from the base award amounts and determine actual awards. For 2011, based on actual EBITDA for the year, the committee used such discretion to reduce the actual award for each participant from his base award amount.

At the Febuary meeting, the committee established a target award for each participant and a maximum award equal to twice the target award. The 2011 target awards, as a percentage of the mid-point of the base salary range for each named executive officer, were as follows: 100% for Mr. Kowlzan ($975,000 target award); 93% for Mr. Hassfurther ($625,000 target award); 90% for Mr. West ($450,000 target award); and 80% for Mr. Walton ($280,000 target award). The target award for Mr. Stecko as executive chairman under his employment agreement is $800,000, which was approximately 84% of his 2011 base salary. Target awards for Mr. Kowlzan and Mr. Walton are consistent with the company’s historical compensation arrangements for those positions, and were unchanged from 2010. Target awards for the other three named executive officer positions were the same as established in 2010 in connection with the execution of our management succession plan.

To evaluate performance and determine actual award amounts in relation to the target awards, the committee assesses (1) the level of our earnings; (2) our actual performance compared to the annual operating plan; (3) our performance compared to industry competitors; (4) industry economic conditions and other factors relevant to our performance; and (5) specific individual performance. The first three measures were chosen, respectively, to incorporate a level of affordability for incentive plan awards for a given year, measure how we perform against our internal profit plan for the year, and provide an important external measure of our performance. The fourth measure allows the committee to consider any extraneous or uncontrollable factors, either positive or negative, and other factors, which might be relevant to our overall performance. The final measure incorporates individual performance into the plan. Based upon their assessment, the committee determines the final amount to be paid to each named executive officer, which may not, in any event, exceed the base award amount. These factors were unchanged from prior years.

At its February meeting each year, the board reviews and approves our annual operating plan, which is prepared by management. As in 2010 and prior years, the committee established the achievement of the earnings per share target set forth in the approved plan as a performance measure for 2011. Because of the sensitivity of our earnings to changes in published containerboard pricing and the difficulty in predicting those containerboard price changes over the next year, the annual operating plan’s earnings per share target is adjusted to take into account the difference between actual industry-wide containerboard price changes reported by industry publications (and the timing of any changes) and plan assumptions. Taking into account the pricing conditions that actually occurred during the year, with no changes in the published prices of containerboard during the year, the 2011 annual operating plan’s earnings per share target was $1.70.

The committee also determines the competitive group and measure(s) for which performance will be compared. The competitive group is intended to include only direct competitors in our industry and, accordingly, is not intended to be the same as our compensation peer group described above under “— Comparative Assessments.” As in 2010, the competitive group was the containerboard divisions or segments of Boise, Inc., International Paper Company, Rock-Tenn Company and Temple Inland, Inc. Smurfit Stone Container Corporation, which was in the competitor group in past years, was acquired by Rock-Tenn Company during 2011. These companies were selected because they are primarily domestic integrated paper and packaging companies who, similar to us, produce and sell containerboard and corrugated products and report results to the public. Also, as in 2010 and prior years, profit margins, which are expressed as various earnings measures as a percentage of sales revenue, served as the 2011 performance measures. The earnings measures considered in calculating margins were earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization (EBITDA) in order to compare performance while taking into account differences between the competitors that may affect comparability. The goal was to exceed the average margins of the competitive group. As these are comparative measures, numerical targets are not set at the beginning of the year, and our performance for the year was compared to that of the competitive group after the end of the year, based on actual performance.

Specific weights are not assigned to each measure, but in a given year, some measures may be deemed more important than others depending on specific circumstances and business conditions for that year.

At the end of each year, our executive chairman prepares and presents to the committee a recommended individual award for each of the named executive officers, including himself. In making the recommendation, an analysis of the factors described above is completed, provided and discussed with the committee. The committee has the sole authority to determine the awards to named executive officers under the plan, subject to the requirements of the plan, and, in practice, determines the award in executive session without management present. If the analyses or other information provided to the committee in making a compensation decision is determined to be incorrect or requires a material adjustment, the committee will consider that adjustment when making the next year’s award or, at their discretion, may attempt to recover all or a portion of any awards made. We intend to adopt a clawback policy that meets the requirements of the Dodd-Frank Act, once applicable rules are enacted.

Incentive awards for 2011 to the named executive officers averaged 121% of the 2011 target awards, which are included in the “Grant of Plan Based Awards” table following this Compensation Discussion and Analysis. In addition to comparing awards to approved target levels, the committee also compares its recommended current year awards with prior year awards as part of its determination to ensure that awards are appropriate and consistent. The committee considered that awards at 101% of the prior year’s awards for comparable positions were appropriate. In determining the actual awards, the committee primarily considered the following factors:

•

Excluding special items, we achieved earnings of $1.61 per share in 2011. This represented near-record earnings (the record is $1.62) and demonstrated a high level of affordability for annual incentive awards. The committee noted that business conditions were challenging during the year.

•

Excluding special items, the company’s earnings were lower than the annual operating plan measure of $1.70 per share. The committee recognized that the company experienced significant cost inflation during the year, especially in freight and some raw materials, and performed major capital projects at its primary containerboard mills throughout the year. The company achieved record production (despite mill downtime and production slowbacks as a result of those projects) and corrugated products volume (far in excess of industry growth) during the year to nearly offset such inflation.

•	Margins again exceeded the average containerboard segment margins reported by the competitive group described above, with PCA exceeding all of the competitors on EBITDA margins.

•

The company made significant progress on its long-term strategic initiatives that we believe will lead to shareholder value, including completing its major energy projects at its containerboard mills on budget and on time and completing several key investments in its corrugated products business.

While the committee believes that 2011 represented one of the most successful years in the company’s history due to its earnings (especially taking into account the business conditions in which its earnings were achieved) and its strategic accomplishments, the incentive awards were moderated because the company did not achieve the annual operating plan measure.

Long Term Equity Incentive Plan

Named executive officers have the opportunity to receive equity awards under our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our awards of restricted stock with four-year cliff vesting as the primary component of equity compensation serve an important employee retention incentive and emphasize long-term performance. We also believe that awarding restricted stock lowers the potential impact of dilution to shareholders, when compared to stock options or other forms of awards, which is another important consideration in our decision to award restricted stock. In each of the last three years (in which restricted stock served as the only form of award), we have awarded less than 0.6% of our outstanding shares as equity awards.

As a matter of practice, the committee considers granting equity awards once per year, unless special circumstances dictate otherwise. Awards are made to the named executive officers on the same date as other plan participants. For the past eight years, the grant date has been between June 12th and July 2nd of each year. We have chosen to pay cash incentive awards at the beginning of the year, and to make equity grants near mid-year. This timing gives us an opportunity to discuss with the named executive officers and other key managers their compensation and performance twice per year, instead of once per year, which reinforces our philosophy to them that our compensation plans are based on pay-for-performance.

The committee establishes the grant date values of the equity awards (which are disclosed in the “Grants of Plan Based Awards” table following this Compensation Discussion and Analysis) by considering prior year awards and the comparative data in the compensation survey described above. For all comparative positions (CEO, Executive VP-Corrugated, CFO and SVP-Sales and Marketing), the aggregate grant date value of our 2011 annual equity awards was approximately 10% higher than 2010, driven primarily by a higher stock price.1 On the date of our 2011 equity awards, our stock price was $27.13, compared to $22.12 on the date of the awards in 2010, a 23% increase. The committee previously increased award values to all executive positions in 2010, partially because compensation assessment results performed that year indicated that PCA equity award levels were below median at all positions. While the committee believed that 2010 award values were appropriate, it determined to increase 2011 values by approximately half of the percentage increase in the stock price. These award levels were achieved by granting approximately 10% fewer shares.

While we have no formal guidelines for ownership of our common stock, restricted stock awarded in connection with our ordinary annual equity awards does not vest until four years after the grant date. This has been a factor in each of the named executive officers having a significant and meaningful ownership interest in our company. Including unvested restricted stock, no named executive officer held less than 50,000 shares of our common stock as of the record date, with Mr. West holding more than 180,000 shares, Mr. Hassfurther holding more than 280,000 shares, and Mr. Kowlzan and Mr. Stecko holding around 400,000 shares.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including the named executive officers who previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including the named executive officers, were allowed to continue to participate in the Pactiv pension plans and, except for Mr. Stecko, Pactiv’s supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, all named executive officers, except for Mr. Stecko, participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as

1 This calculation excludes the value of the retention awards made to Mr. Kowlzan and Mr. Hassfurther during 2011 (described above under “—Management Succession and Retention Awards”) and the value of the award made to Mr. Stecko during 2010 at the onset of his employment agreement to serve as Executive Chairman.

the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes bonuses and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan. Mr. Stecko no longer participates in a SERP and we contribute $17,000 per month to his deferred compensation plan ($204,000 annually).

Defined Contribution Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. The plan permits employees to contribute between 1% to 50% of their base salary on a pre-tax basis. Participants may direct their contributions to be allocated in ten different investment funds, including in PCA common stock under the PCA Employee Stock Ownership Plan. We provide a company matching contribution on the first 8% of pay contributed by each participant equal to 80% on the first 4% contributed and 50% on the next 4% contributed. The matching contribution is invested entirely in PCA common stock. Participant account balances are payable upon the earliest of death, total disability, termination of employment or retirement.

Section 402(g) of the Internal Revenue Code limits the amount of pre-tax contributions that our participants may contribute to the defined contribution 401(k) plan. If a participant reaches the 402(g) limit before the end of the calendar year, pre-tax employee contributions and the related company matching contributions are suspended for the remainder of the year. For certain highly compensated salaried employees, including the named executive officers, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary deferred compensation plan for eligible executive officers, including the named executive officers. This plan allows those eligible employees the opportunity to defer all or a portion of their annual cash incentive award. Instead of providing a SERP benefit to Mr. Stecko, we contribute $17,000 per month to his deferred compensation plan.

Under the terms of the deferred compensation plan, the value of incentive award payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay any income and employment taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by our Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Perquisites

We provide named executive officers with perquisites and other personal benefits that we and the committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Currently, the perquisites include an annual lump sum cash perquisite allowance for all named executive officers plus payment of certain club membership dues for certain named executive officers. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or Change In Control

Changes in employment status such as termination, death or disability, change in control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, the committee will consider post-retirement or post-termination arrangements for named executive officers on a case-by-case basis.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	vested stock options remain exercisable for up to 90 days after the date of termination;

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	continuation of health benefits for those named executive officers eligible for retirement under the retiree medical plan from our former parent company’s plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those named executive officers who have reached the eligible retirement age.

In addition, Mr. Stecko’s employment agreement provides that if he is terminated by us without cause before the expiration of his three-year employment agreement, a pro-rata portion of the 125,000 restricted shares awarded to him in 2010 at the onset of his employment agreement will vest based on his length of service through termination. Through December 31, 2011, Mr.Stecko has provided 18 months of service of the 36-month term of the agreement.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options.

Payments Made Upon a Change In Control

There are no employment agreements for any named executive officers, other than Mr. Stecko, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, in addition to the items identified above, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis and any payment of severance that might be deemed appropriate would require approval of the committee and our board of directors.

Tax Implications

The committee has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. To the extent possible, the committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, reflects superior performance or otherwise achieves our compensation objectives.

Trading in Our Stock

We have a policy, which prohibits our directors and executive officers from participating in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock. All transactions in PCA common stock by our directors and executive officers must be pre-cleared by our chief executive officer and our general counsel to ensure compliance with applicable securities laws.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James D. Woodrum, Chair

Samuel M. Mencoff

Roger B. Porter

Thomas S. Souleles

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark W. Kowlzan	2011	885,816	4,607,190	1,187,000	522,560	116,234	7,318,800
Chief Executive Officer(5)	2010	634,656	1,548,400	1,175,000	294,762	68,469	3,721,287
	2009	409,301	527,000	775,000	134,901	51,140	1,897,342
Paul T. Stecko	2011	950,004	—	970,000	68,668	254,973	2,243,645
Executive Chairman(6)	2010	936,480	3,755,400	1,504,000	61,897	384,977	6,642,754
	2009	922,946	1,123,750	1,707,000	2,258,427	306,280	6,318,403
Thomas A. Hassfurther	2011	695,256	4,118,850	768,000	674,249	120,324	6,376,679
Executive Vice President —	2010	574,410	1,106,000	760,000	347,037	89,028	2,876,475
Corrugated Products	2009	384,163	638,000	370,000	171,470	70,410	1,634,043
Richard B. West	2011	515,016	830,178	545,000	343,172	77,039	2,310,405
Senior Vice President and	2010	452,010	752,080	540,000	230,381	58,668	2,033,139
Chief Financial Officer	2009	404,011	527,000	420,000	157,170	50,659	1,558,840
Thomas W.H. Walton	2011	318,276	427,298	315,000	223,393	60,546	1,344,513
Senior Vice President — Sales	2010	309,000	387,100	310,000	130,364	59,552	1,196,016
and Marketing, Corrugated Products	2009	250,559	316,375	185,000	66,214	43,021	861,169

(1)	All stock awards are restricted stock. The dollar amounts shown for stock awards reflect the grant date fair value of the award. The fair values of each grant are determined using the closing market price of our common stock on the dates of the grants. The closing market prices as shown on the NYSE on the date of grant were as follows:

Date of Grant	PCA Common Stock Closing Price
June 29, 2009	$15.50
September 30, 2009	20.40
June 28, 2010	22.12
July 1, 2010	22.08
February 22, 2011	28.98
June 21, 2011	27.13

In 2009, the annual equity award was made to the named executive officers on June 29, 2009. On September 30, 2009, Mr. Hassfurther and Mr. Walton each received an additional award of 10,000 shares in connection with their promotions to their current positions.

In 2010, the annual equity award was made to the named executive officers on June 28, 2010. On July 1, 2010, Mr. Stecko received an award of 125,000 shares in connection with his three-year employment agreement to serve as executive chairman.

In 2011, the annual equity award was made to the named executive officers on June 21, 2011. On February 22, 2011, in connection with the execution of our management succession plan, each of Mr. Kowlzan and Mr. Hassfurther received a retention award of 100,000 shares.

(2)	Incentive awards for 2011 to the named executive officers averaged 121% of the target awards under our Performance Incentive Plan. The 2011 target awards and the actual awards are summarized in the following table:

	Target Award	Actual Award	Target vs Actual Percent
Mark W. Kowlzan	$975,000	$1,187,000	122%
Paul T. Stecko	800,000	970,000	121%
Thomas A. Hassfurther	625,000	768,000	123%
Richard B. West	450,000	545,000	121%
Thomas W.H. Walton	280,000	315,000	113%
Total	3,130,000	3,785,000	121%

(3)	For further information regarding our pension plans and benefits, please see “Pension Benefits as of December 31, 2011” below.

2011 amounts include the following for Mr. Kowlzan, Mr. Stecko, Mr. Hassfurther, Mr. West and Mr. Walton: (a) the changes in value of the PCA Pension Plan of $77,026, $54,848, $90,409, $83,092 and $89,793 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $445,534, $0, $583,840, $260,080 and $133,600, respectively. Mr. Stecko received an in-service distribution from the Pactiv pension plan of $13,820 for benefits earned for services to PCA between April 12, 1999 and April 30, 2004.

2010 amounts include the following for Mr. Kowlzan, Mr. Stecko, Mr. Hassfurther, Mr. West, and Mr. Walton: (a) the changes in value of the PCA Pension Plan of $56,478, $48,077, $66,850, $63,321, and $63,454 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $238,284, $0, $280,187, $167,060 and $66,910 respectively. Mr. Stecko received in-service distributions under the Pactiv pension plan of $13,820 for benefits earned for services to PCA between April 12, 1999 and April 30, 2004.

2009 amounts include the following for Mr. Kowlzan, Mr. Stecko, Mr. Hassfurther, Mr. West and Mr. Walton: (a) the changes in value of the PCA Pension Plan of $37,633, $40,410, $45,538, $44,356 and $41,015 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $97,268, $2,215,707, $125,932, $112,814 and $25,199 respectively. Mr. Stecko received an in-service distribution from the Pactiv pension plan of $2,310 for benefits earned for services to PCA between April 12, 1999 and April 30, 2004. Mr. Stecko’s SERP was terminated and fully paid out during 2009.

(4)	“All Other Compensation” is broken down as follows:

	Year	Cash Perquisite Allowance	Company Contributions to 401(k) Plan	Company Contribution to Non- Qualified Deferred Comp. Plan	Supplemental Taxable Compensation for Company Matching	Gifts	Club Memberships	Legal, Tax & Financial Planning	Tax Gross-Up
Mark W. Kowlzan	2011	$70,000	$14,500	—	$31,563	$100	—	—	$71
	2010	35,000	14,316	—	18,686	100	325	—	42
	2009	29,750	14,377	—	6,171	100	700	—	42
Paul T. Stecko	2011	—	14,324	$204,000	36,478	100	—	—	71
	2010	70,000	14,370	204,000	33,624	100	—	$36,511	26,372
	2009	59,500	14,464	153,000	32,132	1,162	350	25,151	20,521
Thomas A. Hassfurther	2011	60,000	14,500	—	21,682	250	23,846	—	46
	2010	35,000	14,420	—	15,450	100	24,016	—	42
	2009	25,500	14,337	—	5,110	100	25,321	—	42
Richard B. West	2011	50,000	14,438	—	12,433	100	—	—	68
	2010	35,000	14,426	—	9,080	100	—	—	62
	2009	29,750	14,334	—	6,063	100	350	—	62
Thomas W.H. Walton	2011	30,000	14,342	—	2,208	225	13,725	—	46
	2010	30,000	14,356	—	1,713	200	13,200	—	83
	2009	17,000	13,029	—	—	100	12,850	—	42

The methodology for calculating the aggregate incremental cost for cash perquisite allowances and payments for club membership dues for Mr. Kowlzan, Mr. Hassfurther, Mr. West and Mr. Walton is the actual amounts paid without any tax gross-up. Items received as gifts, 2009 and 2010 club membership payments for Mr. Stecko and Mr. Stecko’s 2009 and 2010 legal, tax, and financial planning amounts include an income tax and employment tax gross-up adjustment.

(5)	Mr. Kowlzan was promoted to his current position of Chief Executive Officer on July 1, 2010. He previously served as PCA’s Senior Vice President, Containerboard through such date.

(6)	Mr. Stecko served as our Chairman and Chief Executive Officer through July 1, 2010 and as Executive Chairman for the remainder of the year.

Grants of Plan Based Awards for 2011

The following table describes the retention equity (RET), annual restricted stock (RS) and annual cash performance incentive (PIP) awards made to the named executive officers during 2011.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards(3)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mark W. Kowlzan	RET	2/22/2011				100,000	$2,898,000
	RS	6/21/2011				63,000	1,709,190
	PIP		$0	$975,000	$1,950,000
Paul T. Stecko	PIP		0	800,000	1,600,000		—
Thomas A. Hassfurther	RET	2/22/2011				100,000	2,898,000
	RS	6/21/2011				45,000	1,220,850
	PIP		0	625,000	1,250,000
Richard B. West	RS	6/21/2011				30,600	830,178
	PIP		0	450,000	900,000
Thomas W.H. Walton	RS	6/21/2011				15,750	427,298
	PIP		0	280,000	560,000

(1)	The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2011 target and maximum awards for each named executive officer under our annual cash incentive compensation plan, described in “Compensation Discussion and Analysis-Executive Incentive Compensation Plan.” The 2011 awards have been paid to the named executive officers and are reported as non-equity incentive compensation in the Summary Compensation Table.

(2)	All stock awards are restricted stock, which may not be sold or transferred until such stock vests. As a condition to vesting, the holder of restricted stock must remain employed by us on the vesting date. Restricted stock may be voted by the holder and holders receive dividends on the same basis as holders of outstanding common stock. The shares awarded to Mr. Kowlzan and Mr. Hassfurther on February 22, 2011 vest in equal annual installments on each of the first three anniversaries of the date of the award. All of the shares awarded to the named executive officers on June 21, 2011 vest on the fourth anniversary of the date of the award.

(3)	The grant date fair value of restricted stock is determined based on the closing price of our common stock on the grant date. On February 22, 2011, the grant date for the retention awards to Mr. Kowlzan and Mr. Hassfurther, the closing price of PCA common stock on the New York Stock Exchange was $28.98. On June 21, 2011, the grant date for the annual awards to the named executive officers, the closing price was $27.13.

Employment Agreement

On June 28, 2010, we entered into a three-year employment agreement with Mr. Stecko, which took effect on July 1, 2010. Mr. Stecko served as our chairman and chief executive officer through June 30, 2010. Pursuant to the employment agreement, Mr. Stecko serves as our executive chairman and remains an executive officer of PCA for a period of three years commencing on July 1, 2010. Mr. Stecko’s base salary is $950,000 (subject to periodic review by the committee) and annual target incentive award is $800,000. Pursuant to the agreement, the committee awarded him 125,000 shares of restricted stock on July 1, 2010, all of which will vest on July 1, 2013, provided that he remains employed by us on such date. The restricted stock will vest in full upon Mr. Stecko’s death or disability or a change in control of the company. The agreement is terminable by either party at any time without cause. If we terminate the agreement without cause, a pro-rata portion of the restricted stock (based on his length of service through such termination) will vest. Mr. Stecko continues to participate in the deferred compensation plan and other PCA health and benefit plans on the same basis on which he participated in those plans before the time of the agreement.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2011

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares, or Units of Stock That Have Not Vested	Value of Shares or Units of Stock That Have Not Vested(3)
Mark W. Kowlzan	25,000	$19.55	6/12/2012	296,120	$7,474,069
	16,800	$18.36	6/20/2013
	13,000	$23.90	6/30/2014
	15,500	$21.27	6/29/2012
	17,500	$20.96	6/20/2013
	11,000	$25.82	6/20/2014
Paul T. Stecko	100,000	$19.55	6/12/2012	304,900	7,695,676
	66,500	$18.36	6/20/2013
	50,000	$23.90	6/30/2014
	37,000	$21.27	6/29/2012
	37,500	$20.96	6/20/2013
	24,000	$25.82	6/20/2014
Thomas A. Hassfurther	18,000	$19.55	6/12/2012	256,920	6,484,661
	12,600	$18.36	6/20/2013
	10,500	$23.90	6/30/2014
	13,000	$21.27	6/29/2012
	15,000	$20.96	6/20/2013
	10,000	$25.82	6/20/2014
Richard B. West	21,000	$19.55	6/12/2012	127,720	3,223,653
	16,800	$18.36	6/20/2013
	13,000	$23.90	6/30/2014
	15,500	$21.27	6/29/2012
	17,500	$20.96	6/20/2013
	10,500	$25.82	6/20/2014
Thomas W.H. Walton	16,000	$18.36	6/20/2013	56,700	1,431,108
	16,000	$23.90	6/30/2014
	7,000	$21.27	6/29/2012
	5,500	$20.96	6/20/2013
	4,225	$25.82	6/20/2014

(1)	Options granted before 2005 vest in four equal annual installments and expire on the tenth anniversary of the date of grant. Options granted in 2005 and after vest in three equal annual installments and expire on the seventh anniversary of the date of grant. All options shown in the table are exercisable.

(2)	The following table shows the year in which the restricted stock held by the named executive officers will vest:

Name	2012	2013	2014	2015
Mark W. Kowlzan	62,453	67,333	103,334	63,000
Paul T. Stecko	62,400	197,500	45,000	—
Thomas A. Hassfurther	57,253	71,333	83,334	45,000
Richard B. West	29,120	34,000	34,000	30,600
Thomas W.H. Walton	6,200	17,250	17,500	15,750

(3)	The closing market price of our common stock on December 30, 2011, the last trading day of the year, was $25.24 per share.

2011 Option Exercises and Stock Vested Table

All restricted stock shown below vested on June 20, 2011 on which date the closing market price of PCA common stock was $26.33.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark W. Kowlzan	7,000	92,782	17,000	447,610
Paul T. Stecko	—	—	35,000	921,550
Thomas A. Hassfurther	19,000	237,504	15,000	394,950
Richard B. West	24,000	318,565	16,500	434,445
Thomas W.H. Walton	—	—	4,225	111,244

Pension Benefits as of December 31, 2011

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
Mark W. Kowlzan	Plan 1	12.71	461,660	—
	Plan 2	12.71	1,072,753	—
Paul T. Stecko	Plan 1	12.71	506,219	$13,820
Thomas A. Hassfurther	Plan 1	12.71	647,834	—
	Plan 2	12.71	1,351,941	—
Richard B. West	Plan 1	12.71	522,949	—
	Plan 2	12.71	880,752	—
Thomas W.H. Walton	Plan 1	12.71	507,451	—
	Plan 2	12.71	278,813	—

(1)	Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2011) (the “PCA Pension Plan”). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2011. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2011.

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2011). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2011.

The Pactiv supplemental executive retirement plan was terminated and the present value of all benefits earned under that plan was paid out to all participants, including PCA named executive officers participating in that plan, during December 2010. Years of service under that plan are credited for purposes of determining benefits under the PCA plan. However, the present value of accumulated benefits reflected in the table for Plan 2 reflect only the present value of benefits earned under the PCA SERP from and after May 1, 2004, which is the date of inception of the PCA SERP.

PCA salaried employees, including the named executive officers, who have earned benefits under the Pactiv pension plan may elect to begin receiving benefits from the Pactiv pension plan upon attainment of age 65, while still actively employed by PCA. Upon attainment of age 65, Mr. Stecko elected to begin receiving in-service distributions from the Pactiv pension plan. The benefits included in the table represent benefits earned under the Pactiv pension plan from April 12, 1999 to April 30, 2004 for services rendered to PCA.

The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity, 75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA SERP provides additional pension benefits to our eligible executive officers, including the named executive officers, except for Mr. Stecko. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive annual cash incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP.

(2)	The present value of accumulated benefits reported for the named executive officers are for benefits earned under Plan 1 from April 12, 1999 through December 31, 2011 and the present value of accumulated benefits. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each named executive officer while employed by PCA is 12.71 years.

The present value of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2011 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 4.75% discount rate, the same discount rate we use for ASC 715 calculations for financial reporting purposes; and (ii) the plan’s unreduced early normal retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the ASC 715 assumption (the 2012 Section 430 Annuitant Table for Annuitants and Non-Annuitants Per Section 1.430(h)(3)-1(e)) but do not include a factor for preretirement termination, mortality, or disability.

(3)	This amount represents an in-service distribution with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA. Total in-service distributions received by Mr. Stecko from the Pactiv pension plan in 2011 was $25,784, which further includes benefits earned before April 12, 1999.

2011 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark W. Kowlzan	—	—	—	—	—
Paul T. Stecko	—	$204,000	$22,648	—	$813,664
Thomas A. Hassfurther	—	—	25,688	—	629,426
Richard B. West	—	—	6,929	—	220,143
Thomas W.H.Walton	—	—	—	—	—

(1)	Earnings on deferred compensation are not included in “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under the executive incentive compensation plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) PIMCO Total Return (intermediate to long term bond); and (iv) Blackrock Equity Index (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Fidelity Growth Company and PIMCO Total Return, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company or the PIMCO Total Return options are also factored into the respective notional returns calculated for these two investment options. The notional returns for the Blackrock Equity Index are based on daily net asset value information provided directly from Blackrock.

The rates of return for the deferred compensation investment options were as follows for 2011:

Fund Name	Annual Return%
Barclays Equity Index	2.19
The Fidelity Growth Company	0.67
PIMCO Total Return	3.91
The JPMorgan Chase Prime Rate	3.25

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of incentive payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Post-termination arrangements are considered on a case-by-case basis.

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests. Based on the closing market price of our common stock of $25.24 on the New York Stock Exchange on December 30, 2011 (the last trading day of the year), the value of unvested restricted stock held by each named executive officer on December 31, 2011 that would vest immediately upon a change of control was: Mr. Kowlzan, $7,474,069; Mr. Stecko, $7,695,676; Mr. Hassfurther, $6,484,661; Mr. West, $3,223,653; and Mr. Walton, $1,431,108. No named executive officer held any unvested options on that date.

In addition, Mr. Stecko’s employment agreement provides that if he is terminated by us without cause prior to the date of the full vesting of this July 2010 restricted stock award, a pro-rata portion of the 125,000 shares awarded to him pursuant to the agreement will vest based on his length of service through such termination. If Mr. Stecko was terminated without cause on December 31, 2011, restricted stock with a value of $1,577,500 would have vested, based on the closing market price of our common stock of $25.24 on the New York Stock Exchange on December 30, 2011, the last trading day of the year.

DIRECTOR COMPENSATION

For service on the board, we do not compensate management. Effective May 10, 2011, the directors shown received an annual cash retainer of $40,000 and an annual stock award of a number of fully vested shares equal to $40,000 (rounded to avoid fractional shares). The chairs of the audit and compensation committees receive an annual $15,000 chairperson fee, the chair of the nominating and governance committee receives a $10,000 chairperson fee and the presiding independent director receives a $10,000 annual fee. Directors receive $9,000 per board meeting attended and $3,500 per committee meeting attended.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Total ($)
Cheryl K. Beebe	121,500	40,009	161,509
Henry F. Frigon(1)	43,500	40,009	83,509
Hasan Jameel	106,500	40,009	146,509
Robert C. Lyons(2)	58,500	30,010	88,510
Samuel M. Mencoff	109,500	40,009	149,509
Roger B. Porter	130,500	40,009	170,509
Thomas S. Souleles	99,500	40,009	139,509
James D. Woodrum	114,500	40,009	154,509

(1)	Mr. Frigon passed away on June 18, 2011.

(2)	Mr. Lyons joined the board on August 30, 2011.

(3)	The dollar amounts shown for the stock awards reflect the grant date fair value of the award. The fair value of each grant is determined using the closing market price of our common stock on the New York Stock Exchange on the date of the grant, which was (a) $29.14 on May 10, 2011, the date of the awards to all directors other than Mr. Lyons; and (b) $25.05 on August 30, 2011, the date of the award to Mr. Lyons.

The following table sets forth the aggregate number of options awards outstanding for each of the non-management directors at fiscal year end:

Name	Option Awards
Cheryl K. Beebe	—
Hasan Jameel	—
Robert C. Lyons	—
Samuel M. Mencoff	—
Roger B. Porter	3,500
Thomas S. Souleles	—
James D. Woodrum	—

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of March 7, 2012:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 98,674,442 shares outstanding on March 7, 2012.

Name of Beneficial Owner	Number of Shares Held	Percent of Class
Iridian Asset Management LLC 276 Post Road West Westport, CT 06880-4704(1)	7,987,572	8.1%
BlackRock, Inc 40 East 52nd Street New York, NY 10022(2)	6,747,747	6.8
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158(3)	6,400,925	6.5
Paul T. Stecko(4)	584,436	*
Mark W. Kowlzan(5)	497,673	*
Thomas A. Hassfurther(6)	331,248	*
Richard B. West(7)	246,310	*
Thomas W.H. Walton(8)	112,681	*
Stephen T. Calhoun(9)	102,573	*
Charles J. Carter(10)	10,259	*
Samuel M. Mencoff(11)	287,344	*
Cheryl K. Beebe	5,873	*
Hasan Jameel	3,373	*
Robert C. Lyons	1,198	*
Roger B. Porter(12)	12,373	*
Thomas S. Souleles	4,000	*
James D. Woodrum	4,373	*
All directors and executive officers as a group(13) (14 persons)	2,203,714	2.2

*	Denotes ownership of less than one percent.

(1)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2012 by Iridian Asset Management LLC, David L. Cohen and Harold J. Levy. Iridian Asset Management LLC reported shared voting and dispositive power over 7,987,572 shares. David L. Cohen reported sole voting and dispositive power over 6,189 shares and shared voting and dispositive power over 7,987,572 shares. Harold J. Levy reported sole voting and dispositive power over 44,073 shares and shared voting and dispositive power over 7,987,572 shares.

(2)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2012 by BlackRock, Inc., reporting sole voting and dispositive power over 6,747,747 shares.

(3)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012 by Neuberger Berman Group LLC and Neuberger Berman LLC. Each reported shared voting power over 3,450,969 shares and shared dispositive power over 6,400,925 shares.

(4)	Includes 406,436 shares and 178,000 exercisable stock options. Included in the number of shares are 94,001 shares not subject to vesting conditions, 304,900 shares of restricted stock subject to forfeiture under certain conditions and 7,535 shares held in the 401(k) plan. The reported shares include 360,542 shares held in grantor retained annuity trusts of which Mr. Stecko is trustee and annuitant and his children are remaindermen. Mr. Stecko disclaims beneficial ownership of those shares held in trust except to the extent of his pecuniary interest therein.

(5)	Includes 398,873 shares and 98,800 exercisable stock options. Included in the number of shares are 127,680 shares not subject to vesting conditions, 262,787 shares of restricted stock subject to forfeiture under certain conditions and 8,406 shares held in the 401(k) plan.

(6)	Includes 283,148 shares and 48,100 exercisable stock options. Included in the number of shares are 52,149 shares not subject to vesting conditions, 223,587 shares of restricted stock subject to forfeiture under certain conditions and 7,412 shares held in the 401(k) plan.

(7)	Includes 188,510 shares and 57,800 exercisable stock options. Included in the number of shares are 53,170 shares not subject to vesting conditions, 127,720 shares of restricted stock subject to forfeiture under certain conditions and 7,620 shares held in the 401(k) plan.

(8)	Includes 70,956 shares and 41,725 exercisable stock options. Included in the number of shares are 12,305 shares not subject to vesting conditions, 56,700 shares of restricted stock subject to forfeiture under certain conditions and 1,951 shares held in the 401(k) plan.

(9)	Mr. Calhoun is PCA’s Vice President-Human Resources and an executive officer. Includes 76,973 shares and 25,600 exercisable stock options. Included in the number of shares are 36,731 shares not subject to vesting conditions, 34,200 shares of restricted stock subject to forfeiture under certain conditions and 6,042 shares held in the 401(k) plan.

(10)	Mr. Carter is PCA’s Vice President-Containerboard and an executive officer. Includes no exercisable stock options, 9,650 shares of restricted stock subject to forfeiture under certain conditions and 609 shares held in the 401(k) plan.

(11)	Includes 226,006 shares owned by Mr. Mencoff, 61,338 held through Temple Hall Partners, LP, a family owned limited partnership, and Mr. Mencoff expressly disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP except to the extent of his pecuniary interest therein.

(12)	Includes 8,873 shares and 3,500 exercisable stock options.

(13)	Includes 453,525 exercisable stock options, 1,019,544 shares of restricted stock subject to forfeiture under certain conditions and 39,575 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy for Evaluating Related Person Transactions.

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations — Corporate Governance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2011.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2013 Annual Meeting of Stockholders must be received at our principal executive offices by November 24, 2012, and must otherwise comply with the Securities and Exchange Commission’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Procedure for Nominating Directors or Bringing Business Before the 2013 Annual Meeting”). To be nominated by the board for election, the nominee must meet the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Procedure for Nominating Directors or Bringing Business Before the 2013 Annual Meeting

A stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

A notice nominating a person for election as a director must include:

•	the name and address of the stockholder making the nomination and of the person to be nominated;

•

a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, including stockholder associated persons, (naming such person or persons) pursuant to which the nomination is being made by the stockholder; and

•	the consent of the nominee to serve as our director if duly elected at the annual meeting by the stockholders.

For each matter other than director nominations that the stockholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the name and record address of the stockholder proposing such business, the class and number of our shares owned by the stockholder and any material interest of the stockholder in such business, and a description of all arrangements or understandings between or among the nominee and any other persons, including stockholder associated persons, in connection with the proposal of such business by such stockholder.

In all cases, the person making the nomination or proposing to bring business must also provide the following information in the notice, regarding itself and any stockholder associated person:

•

such other information regarding the nominee or the business proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission;

•	the nominee holder for and number of shares owned beneficially by such person;

•	all ownership interests, hedges, derivative and short positions, rights to vote any shares of any of our securities, and any other similar arrangements;

•

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business or the nominee for election on the date of such stockholder’s notice; and

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business or to nominate the person before the meeting.

For purposes of the above, “stockholder associated person” means (1) any person acting in concert, directly or indirectly, with the stockholder providing a notice; and (2) any person controlling, controlled by or under common control with such stockholder or any other stockholder associated person.

Please be aware that these requirements are separate from, and in addition to, the requirements to have your proposal included in our proxy as described above under “Stockholder Proposals.” All information provided must be updated to speak as of the record date of the meeting no later than 10 days after the record date.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than February 9, 2013 and no later than March 11, 2013. If the 2013 annual meeting is called for a date that is not within 30 days before or after May 10, 2013, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first. This notice must be received by our corporate secretary personally or by registered mail and otherwise satisfy the procedures set forth in our bylaws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2012 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer Vice President, General Counsel and Corporate Secretary

March 23, 2012

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Cheryl K. Beebe	☐	☐	02 - Hasan Jameel			☐	☐	03 - Mark W. Kowlzan	☐	☐
	04 - Robert C. Lyons	☐	☐	05 - Samuel M. Mencoff			☐	☐	06 - Roger B. Porter	☐	☐
	07 - Thomas S. Souleles	☐	☐	08 - Paul T. Stecko			☐	☐	09 - James D. Woodrum	☐	☐

				For	Against	Abstain					For	Against	Abstain

2.	Proposal to approve our executive compensation			☐	☐	☐	3.	Proposal to ratify appointment of Ernst & Young LLP as our auditors.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Packaging Corporation of America

1955 West Field Court

Lake Forest, IL 60045

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL T. STECKO, RICHARD B. WEST and KENT A. PFLEDERER as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 12, 2012, at the annual meeting of stockholders to be held on May 8, 2012 and at any and all adjournments thereof.

Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to Computershare Investor Services, P.O. Box 43126, Providence, Rhode Island 02940-5138.

A vote “FOR” all of the nominees in Proposal 1 and “FOR” Proposals 2 and 3 is recommended by the Board of Directors.

If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder. If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1 and “FOR” Proposals 2 and 3.